Exhibit 10a.


              EMPLOYMENT CONTRACT FOR CHIEF EXECUTIVE

Naturally Safe Technologies, Inc. ("Employer"), a Nevada corporation, located at 2240 Shelter Island Drive, # 202, San
Diego, California 92106, and Linden A. Burzell ("Employee"), of 484 Silver Shadow Drive, San Marcos, California 92078, in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1.  TERM OF EMPLOYMENT

Specified Period

Section 1.01. Employer employs Employee and Employee accepts employment with Employer for a period of three years beginning on April 20, 2000 and terminating on April 20, 2003.

Automatic Renewal

Section 1.03. "Employment term" refers to the entire period of employment of Employee by Employer, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

General Duties

Section 2.01. Employee shall serve as the Chief Executive Officer of Naturally Safe Technologies, Inc. In his capacity as Chief Executive Officer of Naturally Safe Technologies, Inc., Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, including the hiring and firing of all employees other than the officers of Employer, subject at all times to the policies set by Employer's Board of Directors, and to the consent of the Board when required by the teams of this contract.

Matters Requiring Consent of Board of Directors

Section 2.02. Employee shall not, without specific approval of Employer's Board of Directors, do or contract to do any of the following:

(1) Borrow on behalf of Employer during any one fiscal year an amount in excess of $1,000.00.


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(2) Permit any customer of Employer to become indebted to Employer in an amount in excess of $20,000.00.
(3) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors.
(4) Sell any single capital asset of Employer having a market value in excess of $1,000.00 or a total of capital assets during a fiscal year having a market value in excess of $5,000.00.
(5) Terminate the services of any other officer of Employer or hire any replacement of any officer whose services have been terminated.
(6) Commit Employer to the expenditure of more than $5,000.00 in the development and sale of new products or services.

Devotion to Employer's Business

Section 2.03. (a) Employee shall devote his entire productive time, ability, and attention to the business of Employer during the term of this contract.
(b) Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors).
(c) This agreement shall not prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

Competitive Activities

Section 2.04. (a) During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.


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(b) Employee agrees that during the term of this contract and for a period of one year after termination of this agreement, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Employer to leave Employer.

Uniqueness of Employee's Services

Section 2.05. Employee represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

Indemnification for Negligence or Misconduct

Section 2.06. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee. Trade Secrets
Section 2.07. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer, actually or potentially used in the operation of Employer's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Employer's "trade secrets."
(b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.
(c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition.


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Employee promises and agrees not to engage in any unfair
competition with Employer, either during the term of this agreement or at any other time thereafter.
(d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on line relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises or, if kept on-line, from the computer systems of Employer, only with the express prior written consent of Employer's Board of Directors.

Services as Consultant

Section 2.08. Following the employment term or Employee's retirement, and if the employment term has not been terminated for cause, Employee shall make his advice and counsel available to Employer for such a period as Employer may desire. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Employee's retirement status.

Use of Employee's Name

Section 2.09. (a) Employer shall have the right to use the name of Employee as part of the trade name or trademark of Employer if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Employee is a part, which is adopted by Employer during the employment of Employee, may be used thereafter by Employer for as long as Employer deems advisable.
(b) Employee shall not, either during the term of this agreement or at any time thereafter, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by Employer, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with Employer and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its employees with Employer.

Maintenance of home Office

Section 2.10. (a) Employee, for the convenience of the Company, shall maintain an office in his home. However, the Company shall only be responsible for those expenses approved in advance by the Board of Directors of the Company. The home office shall be


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maintained in consideration for the wages, covenants and conditions set forth herein.

ARTICLE 3.  OBLIGATIONS OF EMPLOYER

General Description

Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.
Office and Staff

Section 3.03. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.

ARTICLE 4.  COMPENSATION OF EMPLOYEE

Annual Salary

Section 4.01. (a) As compensation for the services to be performed hereunder, Employee shall receive a salary as follows:

     (1) For the first year, at the rate of $72,000.00 per annum, payable not less than once each month, on or before the 15th day of each month during the employment term.
     (2) For subsequent years, at the rate of $150,000.00 per annum, payable not less than once each month, on or before the 15th day of each month during the employment term.

(b) Employee shall receive such annual increases in salary as may be determined by Employer's Board of Directors in its sole discretion at its last regularly scheduled meeting prior to each yearly anniversary of the employment term.

Deferred Compensation

Section 4.02. In the event that any portion of the compensation paid by Employer to Employee is disallowed as an income tax deduction on an income tax return of Employer, Employee agrees to immediately repay to Employer the full amount of that portion.

ARTICLE 5.  EMPLOYEE INCENTIVES

Profit-Sharing Based on Performance


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Section 5.01.  (a) For each fiscal year of Employer in which the net profits of Employer exceed $500,000.00 and the net profits of Employer for that fiscal year exceed the net profits of Employer for the previous fiscal year by twenty-five percent (25%), Employer agrees to pay Employee, within two and one-half months after the close of that fiscal year, an annual profit-sharing payment equal to ten percent of that excess, provided, however, that the total amount of this payment shall not exceed $100,000.00.
(b) If the employment term is terminated by Employer for cause, Employee shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Employee shall be entitled to a percentage of the annual profit-sharing payment equal to the percentage of the fiscal year worked.
(c) For the purpose of determining the amount of the annual profit sharing bonus, the net profits of Employer shall be determined by the firm of independent certified accountants then employed by Employer.

Stock Bonus

Section 5.02. (a) If the employment term is not terminated by Employer for cause, Employer agrees to transfer to Employee on April 20, 2001, 400,000.00 shares of Employer's stock.

Stock Option

Section 5.03. (a) If the employment term is not terminated by Employer for cause, Employer agrees to transfer to Employee on April 20, 2001, an option to purchase 100,000 shares of Employer's common stock at a purchase price of $1.50 per share. This option may be exercised in whole or in part, but may only be exercised in lots of 50,000 shares or more. Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised the option and has become the shareholder of record of those shares. This option shall expire on April 20, 2002.
(a) If the employment term is not terminated by Employer for cause, Employer agrees to transfer to Employee on April 20, 2001, an option to purchase 100,000 shares of Employer's common stock at a purchase price of $2.50 per share. This option may be exercised in whole or in part, but may only be exercised in lots of 50,000 shares or more. Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised the option and has become the


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shareholder of record of those shares.  This option shall expire on
April 20, 2003.
(b) These options are not assignable.
(c) These options may only be exercised by Employee during the term of his employment hereunder. However, in the event that the employment term is terminated after April 20, 2001 by Employer for reasons other than cause, Employee shall retain the right to exercise any unused portion of the option until April 20, 2003.

ARTICLE 6.  EMPLOYEE BENEFITS

Annual Vacation

Section 6.01. Employee shall be entitled to fifteen days vacation time each year with full pay. Employee may be absent from his employment for vacation only at such times as Employer's Board of Directors shall determine from time to tame. If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year, with the maximum number of days to be taken in any one year not to exceed twenty, without the prior consent of the Board of Directors.

Illness

Section 6.02. Employee shall be entitled to five days per year as sick leave with full pay. Sick leave may be accumulated up to a total of ten days.

Medical Coverage

Section 6.03. Employer agrees to include Employee in the coverage of its medical insurance.

ARTICLE 7.  BUSINESS EXPENSES

Reimbursement of Business Expenses

Section 7.01. (a) Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Employer.
(b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.
(c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations


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issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

Repayment of Disallowed Expenses

Section 7.02. In the event that any expenses paid for Employee or any reimbursement of expenses paid to Employee shall, on audit or other examination of Employer's income tax returns, be determined not to be allowable deductions from Employer's gross income, and in the further event that this determination shall be acceded to by the Employer or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Employee shall repay to Employer the full amount of the disallowed expenses.

ARTICLE 8.  TERMINATION OF EMPLOYMENT

Termination for Cause

Section 8.01. (a) Employer reserves the right to terminate this agreement if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.
(b) Employer may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.
(c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of [all] relevant facts.
(d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

Termination Without Cause

Section 8.02. (a) This agreement shall be terminated upon the death of Employee.

(b) Employer reserves the right to terminate this agreement within three months after Employee suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can


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be made to allow Employee to continue working.  Such a termination shall be effected by giving 10 days' written notice of termination to Employee.
(c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

Effect of Merger, Transfer of Assets, or Dissolution

Section 8.04. (a) This agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.
(b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder may be assigned to the surviving or resulting corporation or the transferee of Employer's assets.

Section 8.05. Notwithstanding any provision of this agreement, if Employer terminates this agreement, it shall pay Employee an amount equal to six months salary at the then current rate of compensation.

Termination by Employee
Section 8.06. Employee may terminate his obligations under this agreement by giving Employer at least three months notice in advance.

ARTICLE 9.  GENERAL PROVISIONS

Notices

Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Arbitration

Section 9.02. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms,


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provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.
(b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.
(c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Attorneys' Fees and Costs

Section 9.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

Entire Agreement

Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Modifications

Section 9.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Effect of Waiver

Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be


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deemed a waiver or relinquishment of that right or power for all or any other times.

Partial Invalidity

Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without beeing impaired or invalidated in any way.

Lap Governing Agreement

Section 9.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

Sums Due Deceased Employee

Section 9.09. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.

Counterparts

Section 9.10.  This agreement may be executed in counterparts.

Executed on June 20, 2000 at Vista, California.

EMPLOYER Naturally Safe Technologies, Inc.

/s/ Robert J. Reynolds

By: Robert J. Reynolds
Chairman, Board of Directors

EMPLOYEE

/s/ Linden A. Burzell

Linden A. Burzell